UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 5, 2011

GENESIS BIOPHARMA, INC.
(Name of small business issuer specified in its charter)

Nevada	000-53127	75-3254381
(State or other jurisdiction	(Commission File No.)	(I.R.S. Employer
of incorporation)		Identification No.)

11500 Olympic Blvd., Suite 400
Los Angeles, CA 90064
(Address of principal executive offices)

Not Applicable.
 (former name or former address, if changed since last report)

(866) 963-2220
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Effective October 5, 2011, Genesis Biopharma, Inc. (the “Company”) entered into a Patent License Agreement (the “License Agreement”) with the National Institutes of Health, an agency of the United States Public Health Service within the Department of Health and Human Services (“NIH”).  Pursuant to the License Agreement, NIH granted to the Company a non-exclusive worldwide right and license to develop and manufacture certain proprietary autologous tumor infiltrating lymphocyte adoptive cell therapy products for the treatment of metastatic melanoma, ovarian cancer, breast cancer, and colorectal cancer.  The intellectual property subject to the License Agreement is covered by 43 patents and patent applications, consisting of nine issued United States patents, 13 pending patent applications in the United States, and 21 foreign patents and patent applications as counterparts of U.S. patents/patent applications.  The Company also has limited rights to sublicense the intellectual property subject to the License Agreement.  The License Agreement will expire on a product-by-product basis upon the expiration of the subject patent rights.  These technologies were also the subject of the Cooperative Research and Development Agreement, effective August 5, 2011, that the Company entered into with the National Cancer Institute, as disclosed previously in the Company’s Current Report on Form 8-K filed by the Company on August 11, 2011.

The Company has the right to terminate the License Agreement in any country on 60 days notice, and NIH may terminate the agreement if the Company is in material breach, and the breach is not cured within a specified cure period, upon certain bankruptcy and insolvency events, or if the Company fails to comply with or achieve certain benchmarks or development plans as set forth in the License Agreement.

In consideration for the rights granted pursuant to the License Agreement, the Company agreed to pay an estimated $1,200,000 of upfront licensing fees and expense reimbursements within 60 days of the effectiveness of the License Agreement.  In addition, the Company will have to pay royalties of six percent (6%) of net sales (subject to certain annual minimum royalty payments), a percentage of revenues from sublicensing arrangements, and lump sum benchmark royalty payments on the achievement of certain clinical and regulatory milestones for each of the various indications.  The Company initially intends to focus on the development of licensed products in the metastatic melanoma field of use.  If the Company achieves all benchmarks for metastatic melanoma, up to and including the product’s first commercial sale in the United States, the total amount of such benchmark payments will be $6,050,000.  The benchmark payments for the other three indications, if all benchmarks are achieved, will be $6,050,000 for ovarian cancer, $12,100,000 for breast cancer, and $12,100,000 for colorectal cancer.  Accordingly, if the Company achieves all benchmarks for all four licensed indications, the aggregate amount of benchmark royalty payments that the Company will have to make to NIH will be $36,300,000.

With the Company entering the License Agreement, the escrow provisions of the Company’s previously reported July 27, 2011 $5,000,000 seven (7%) percent senior convertible note and five (5) year warrant offering have been satisfied.  Accordingly, the $2,500,000 held in escrow pending the execution of the License Agreement has been released to the Company.

The foregoing description of the License Agreement does not purport to be complete and is qualified in its entirely by the form of the License Agreement.

Item 9.01.  Financial Statements and Exhibits

(d)           Exhibits.  The following exhibits are included as part of this report, and incorporated herein by reference in their entirety.

10.1	Patent License Agreement, effective October 5, 2011, by and between Genesis Biopharma, Inc. and the National Institutes of Health.†
99.1	Press release, issued October 11, 2011, regarding the Patent License Agreement entered into with the National Institutes of Health.

† Certain portions of the Exhibit have been omitted based upon a request for confidential treatment filed by us with the Securities and Exchange Commission. The omitted portions of the Exhibit have been separately filed by us with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESIS BIOPHARMA, INC.

Date: October 11, 2011	By:	/s/ ANTHONY CATALDO
Anthony Cataldo, Chief Executive Officer